Exhibit 10.33
Consulting Agreement
THIS AGREEMENT (this “Agreement”) made and entered into this 9th Day of November by and between OCULUS INNOVATIVE SCIENCES INC. (hereinafter “Oculus”), a California Corporation and Robert C. Burlingame (hereinafter “Advisor”).
WHEREAS, Oculus desires that Advisor provide certain global planning expertise and general business management services to Oculus (such services, including all know-how, trade secrets, copyrights and patentable inventions, being hereinafter referred to collectively as the “Materials”);
WHEREAS, both Oculus and Advisor desire to set forth in writing the terms and conditions of their dealings, including rights as to the Materials;
NOW THEREFORE, in consideration of the premises hereof and the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1. ADVISOR’S SERVICES
1.1	On the terms and conditions set forth herein, Oculus hereby engages Advisor during the term described below, and Advisor hereby accepts such engagement, to provide the following services to Oculus:
•	Global business review of the US and international operations,

•	Creation of key performance indicators to track Oculus’s performance on certain ongoing and future company-wide projects, and

•	General business advice to US and international management
Advisor agrees to use its best efforts, at a level consistent with persons having a similar level of education, experience and expertise in the industry, in the performance of the services called for hereunder. This Agreement is nonexclusive.
Section 2. TERM OF AGREEMENT
2.1	The term of this Agreement shall be for two (2) years commencing upon the full execution of this Agreement (the “Effective Date”) and may renewed by mutual written agreement between Oculus and Advisor.
Section 3. INDEPENDENT CONTRACTOR
3.1	Advisor agrees that he shall be an independent contractor acting for or on behalf of Oculus. Advisor shall have no authority to contract for or bind Oculus in any manner. Advisor shall have no status as employee or any right to any benefits that Oculus grants its employees.

Section 4. COMPENSATION
As compensation for Advisor’s services to the Company, subject to the availability of an exemption from securities registration and compliance with all applicable securities laws, the Advisor shall be granted a warrant to purchase Three Hundred Thousand (300,000) shares of Common Stock of the Company at an exercise price per share of $3.25 (the “Warrant”), pursuant to the Company’s standard form of warrant agreement, with such changes as the Company’s Board of Directors shall approve. The Warrant shall immediately vest upon execution of this Agreement.

The Warrants must be exercised within ten (10) years after the Effective Date; provided, however, that if the Advisor is requested to resign, the Warrants must be exercised, in whole or in part (but only with respect to such shares as are vested), within thirty (30) days after such resignation or removal or termination of this Agreement.

The Warrants and the underlying shares of the Company’s Common Stock issuable upon conversion thereof (the “Conversion Shares”) shall be subject to certain restrictions and legends as shall be specified in any documents authorizing the Warrant and the Conversion Shares. The Warrants and the Conversion Shares shall not be issued unless the issuance and delivery of such Warrants and Conversion Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the “33 Act”), the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or quotation system upon which the Conversion. Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any of the Conversion Shares, shall relieve the Company of any liability in respect of the non issuance of the Warrants and any Conversion Shares as to which such requisite authority shall not have been obtained.

The Advisor represents and warrants that it is acquiring or will acquire the Warrants and, as applicable, the Conversion Shares, solely for its account for investment and not with a view-to or for sale or distribution of said Warrants or Conversion Shares or any part thereof. The Advisor also represents that the entire legal and beneficial interest of the Warrants, and the Conversion Shares, is being acquired for, and will be held for, his/her account only. Advisor represents that (i) he/she has a preexisting personal or business relationship with the Company or one or more of its officers, directors or controlling persons, (ii) that by reason of his/her business or financial experience, or the business or financial experience of his/her financial experience, or the business or financial experience of his/her professional advisers, could be reasonably assumed to have the capacity to protect his/her own interests in connection wit this transaction, and/or (iii) that he/she is an accredited investor, as that term is defined in Section 501 (a) of Regulation D promulgated under the ’33 Act.

Section 5. OBLIGATION FOR EXPENSE
5.1	Oculus will reimburse Advisor for reasonable and appropriate out-of-pocket travel expenses according to a budget submitted by Advisor to, and approved by, Oculus. Advisor shall be responsible for submitting a monthly expense report to Oculus for reasonable reimbursable expenses incurred by Advisor. Oculus shall have no duty or obligation to reimburse expenses for which a monthly expense report has not been submitted. From time to time, in anticipation of certain expenses such as airfare, extended travel and living expenses, Oculus may advance certain monies to Advisor pursuant to an expense budget mutually agreed upon by Oculus and Advisor. Any expense exceeding One Thousand ($1,000) Dollars will require pre-approval by Oculus.
Section 6. OWNERSHIP OF MATERIALS
6.1	Advisor agrees that all Materials, reports and other data or materials generated or developed by Advisor under this Agreement or furnished by Oculus to Advisor shall be and remain the property of Oculus. Advisor specifically agrees that all copyrightable Material generated or developed under this Agreement shall be considered works made for hire and that such material shall, upon creation, be owned exclusively by Oculus. To the extend that any such Material, under applicable law, may not be considered works made for hire, Advisor hereby assigns to Oculus the ownership of copyright in such Materials, without the necessity of any further consideration, and Oculus shall be entitled to obtain and hold in its own name all copyrights in respect of such Materials.
6.2	If and to the extend Advisor may, under applicable law, be entitled to claim any ownership interest in the Materials, reports and other data or materials generated or developed by Advisor under this Agreement, Advisor hereby transfers, grants, conveys, assigns and relinquishes exclusively to Oculus all of Advisor’s right, title and interest in and to such Materials, under patent, copyright, trade, secret and trademark law, in perpetuity or for the longest period otherwise permitted by law.

6.3	Advisor shall perform any acts that may be deemed necessary or desirable by Oculus to evidence more fully transfer of ownership of all Materials designated under this Section 6 to Oculus to the fullest extent possible, including but not limited to the making of further written assignments in a form determined by Oculus.

6.4	To the extent that any preexisting rights are embodied or reflected in the Materials, Advisor hereby grants to Oculus the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to (1) use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivate works thereof and (2) authorize others to do any or all of the foregoing.

6.5	Advisor hereby represents and warrants that it has full right and authority to perform, its obligations and grant the rights and licenses herein granted and that it has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer any right, title, or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement. Advisor covenants and agrees that it shall not enter into any such agreements.
Section 7. PROTECTION OF PROPRIETARY MATERIALS
7.1	From the date of execution hereof and for as long as the information or data remain Trade Secrets, Advisor shall not use, disclose, or permit any person to obtain any Trade Secrets of Oculus, including any materials developed or generated hereunder (whether or not the Trade Secrets are in written or tangible form), except as specifically authorized by Oculus.

7.2	As used herein, “Trade Secret” shall mean a whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement that is valuable and not generally known to competitors of Oculus.

7.3	Irreparable harm should be presumed if Advisor breaches any covenant in this Agreement for any reason, This Agreement is intended to protect Oculus’s proprietary rights pertaining to the Materials, and any misuse of such rights would cause substantial balm to Oculus’s business. Therefore, Advisor agrees that a court of competent jurisdiction should immediately enjoin any breach of this Agreement, upon a request by Oculus.
Section 8. RETURN OF MATERIALS
8.1	Upon the request of Oculus, but in any event upon termination of this Agreement, Advisor shall surrender to Oculus all memoranda, notes, records, drawings, manuals, computer services and other documents or materials (and all copies of same) pertaining to the Materials, reports and other data or materials generated or developed by Advisor or furnished by Oculus to the Advisor, including all materials embodying any Trade Secrets. This Section is intended to apply to all materials made or compiled by Advisor, as well as to all materials furnished to Advisor by Oculus or by anyone else that pertain to the Materials.
Section 9. SCOPE OF AGREEMENT
9.1	This Agreement is intended by the parties hereto to be the final expression of their agreement and it constitutes the full and entire understanding between the parties with respect to the subject hereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. This Agreement may be amended only in writing signed by the parties to this Agreement.

9.2	For purpose of enforcing this Agreement, all sections of this Agreement, except Section 4.1 hereof, shall be construed as covenants independent of one another and as obligations distinct from all other contracts and agreements between the parties hereto.
Section 10. TERMINATION
10.1	This Agreement may be terminated by either party upon 30-days prior written notice to the other party. Te respective obligations and covenants of the parties and this Agreement, which by their nature extend beyond the expiration or termination of this agreement, including, without limitation, its confidentiality and warranty provisions, shall survive the termination or expiration of this Agreement.
Section 11. GOVERNING LAW
11.1	This Agreement is made under and in all respects shall. be interpreted, construed and governed by and in accordance with the Laws of the State of California. Sole and exclusive jurisdiction in any case or controversy arising under this. Agreement or by reason of this Agreement shall be with the Sonoma County Superior Court or the United States District Court for the Northern District of California, and for this purpose each party hereby expressly and irrevocably consents to the exclusive jurisdiction of such courts.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

OCULUS INNOVATIVE SCIENCES INC.

/s/ Robert C. Burlingame	By:	/s/ H. Alimi

Robert C. Burlingame		Hojabr Alimi, Chief Executive Officer

Date: November 8, 2006	Date: November 8, 2006